SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      Government Technology Services, Inc.
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                (Name of Registrant as Specified in its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.    Title of each class of securities to which transaction applies:

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     2.    Aggregate number of securities to which transaction applies:

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     3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     4.    Proposed maximum aggregate value of transaction:

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     5.    Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1.    Amount Previously Paid:

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     2.    Form, Schedule or Registration Statement No.:

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     3.    Filing Party:

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     4.    Date Filed:

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

                      [GOVERNMENT TECHNOLOGY SERVICES LOGO]

                      Government Technology Services, Inc.
                            3901 Stonecroft Boulevard
                         Chantilly, Virginia 20151-1010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 16, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Meeting") of Government Technology Services, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., Eastern Time, on Tuesday, May 16, 2000, at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, for the following purposes, as more fully described in the attached Proxy Statement:

     1. To approve an amendment to the Company's Certificate of Incorporation to change the Company's name from Government Technology Services, Inc. to GTSI Corp.

     2. To approve amendments to the Company's Certificate of Incorporation to provide for a classified Board of Directors and to change certain stockholder rights.

     3. To elect six directors, who if proposal 2 above is approved, shall be divided into three classes to serve terms of one, two and three years. If proposal 2 above is not approved each director shall serve a term of one year.

     4. To approve an amendment to the Company's Employee Stock Purchase Plan to extend the term of such Plan for 10 years, until November 1, 2011 and to increase the Company's common stock issuable thereunder by 500,000 shares.

     5. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

     Only record holders of the Company's common stock at the close of business on March 29, 2000 are entitled to notice of, and to vote at, the Meeting and at any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting in person, to ensure your representation at the Meeting, please mark, sign, date and return your proxy card as promptly as possible. If you received your proxy card from ADP, you may also vote your shares by telephone or via the internet at www.ProxyVote.com. Please see the instructions appearing on your ADP proxy card. Any stockholder attending the Meeting may vote in person even if such stockholder has returned a proxy.

                                             By Order of the Board of Directors

                                             Judith B. Kassel
                                             Corporate Secretary

Chantilly, Virginia
April 10, 2000

                      [GOVERNMENT TECHNOLOGY SERVICES LOGO]

                      Government Technology Services, Inc.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Government Technology Services, Inc. ("GTSI" or the "Company") for use at the Meeting of Stockholders (the "Meeting") to be held on Tuesday, May 16, 2000 at 9:00 a.m., Eastern Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Meeting of Stockholders. The Meeting will be held at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia.

     These proxy solicitation materials are being first mailed on or about April 10, 2000 to all stockholders entitled to vote at the Meeting.

     Only stockholders of record at the close of business on March 29, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. At the Record Date, 9,806,084 shares of the Company's common stock, par value $0.005 per share ("Common Stock"), were issued and, excluding 459,541 shares held in treasury, 9,346,543 shares were outstanding. None of the Company's 680,850 shares of authorized preferred stock is outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company's Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

     As to all matters to be voted upon at the Meeting, each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the outstanding Common Stock entitled to vote constitutes a quorum for the conduct of business at the Meeting. If a quorum is present at the Meeting, the nominees for director receiving the highest number of votes up to the number of directors to be elected will be elected. The affirmative vote of a majority of the outstanding Common Stock is required for the approval (a) of the amendment to the Company's Certificate of Incorporation to change the Company's name (Proposal 1), and (b) of the amendments to the Company's Certificate of Incorporation to provide for a classified Board and to change certain stockholders rights (Proposal 2). The affirmative vote of a majority of Common Stock present in person or by proxy and voting at the Meeting is required for approval of the amendments to the Company's Employee Stock Purchase Plan (Proposal 4). Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

     If a stockholder returns a proxy and no instructions are given, such shares will be voted "FOR" each nominee as director and "FOR" each of the other proposals in this Proxy Statement.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to solicit proxies from brokers and nominees and to distribute proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is approximately $5,500.00 plus reasonable out-of-pocket expenses. Pursuant to Securities and Exchange Commission ("SEC") rules, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's Meeting of stockholders to be held in 2001, including the nomination of persons to serve on the Board, must be received by the Company's Secretary not later than December 6, 2000, for inclusion in the proxy statement for that annual meeting. Stockholders who wish to present a proposal at the Company's Meeting to be held in 2001 which has not been included in the Company's proxy materials must submit such proposal in writing to the Company in care of the Secretary of the Company. Any such proposal received by the Secretary of the Company on or after February 16, 2001 shall be considered untimely under the provisions of the Company's bylaws governing nominations and the proposal of other business to be considered by stockholders at the Company's annual meetings. In addition, the Company's bylaws contain further requirements relating to timing and content of the notice which stockholders must provide to the Secretary of the Company for any nomination or other business to be properly presented at the annual meeting. It is recommended that stockholders submitting proposals direct them to the Company's Secretary via certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Meeting.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement, including certain documents incorporated herein by reference, contains "forward-looking" statements that involve certain risks and uncertainties. Actual results may differ materially from results express or implied by such forward-looking statements, based on numerous factors. Such factors include, but are not limited to, competition in the government markets, buying patterns of the Company's customers, general economic and political conditions, results of negotiations with lenders concerning the Company's credit facilities, changes in laws and government procurement regulations, and other risks described in this Proxy Statement and in the Company's other SEC filings. For these statements, the Company claims the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.

                                   PROPOSAL 1

                 APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF
                   INCORPORATION TO CHANGE THE COMPANY'S NAME

     The Board, having declared its advisability, submits and recommends for stockholder approval a proposal to amend the Company's Certificate of Incorporation (the "Certificate of Incorporation") to change the Company's name from "Government Technology Services, Inc." to "GTSI Corp." The Board believes that the name change is advisable and will benefit the Company because, among other reasons, the Company has developed a brand recognition throughout the government and vendor community as "GTSI."

     The Board unanimously recommends that stockholders vote FOR the Change of Name Proposal.

                                   PROPOSAL 2

                  APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF
               INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD AND
                      TO CHANGE CERTAIN STOCKHOLDER RIGHTS

     Introduction. The Board, having declared its advisability, submits and recommends for stockholder approval a proposal to amend the Certificate of Incorporation to provide for a classified Board and to change certain stockholder rights and related matters, all as discussed below (the "Charter Amendment Proposal"). The following summary of the proposed amendments to the Certificate of Incorporation (the "Charter Amendments") is qualified in its entirety by reference to the complete text of the Charter Amendments (Articles EIGHTH and THIRTEENTH) attached as Exhibit A.

     The Company's current authorized capital stock (which will not change as result of effectiveness of the Charter Amendments) consists of 20,000,000 shares of common stock, par value $0.005 per share ("Common Stock"), and 680,850 shares of preferred stock, par value $0.25 per share ("Preferred Stock"). As of the date hereof, there were 9,346,543 shares of Common Stock and no Preferred Stock outstanding. Each outstanding share of Common Stock is entitled to one vote for the election of directors and for all other purposes. Under the General Corporation Law of Delaware (the "DGCL"), directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the stockholders annual meeting and entitled to vote on the election of directors. In all matters, other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the stockholders annual meeting and entitled to vote on the subject matter shall be the act of stockholders, subject to the particular corporation's certificate of incorporation or bylaws requiring a greater vote for a specific matter, as permitted by the DGCL, and to the voting requirements of the DGCL regarding specified matters, such as amendments to certificates of incorporation, mergers, asset sales and dissolutions. (Currently, neither the Certificate of Incorporation nor the Company's bylaws (the "Bylaws") require a greater vote for any specific matter than the vote required by the DGCL.)

     Number of Directors. If stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that the Board shall consist of not fewer than two directors nor more than twelve directors. The number of directors which shall constitute the entire Board shall be fixed, from time to time, exclusively by one or more resolutions adopted by at least two-thirds of the total number of authorized directors of the Company (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board).

     Currently, the Bylaws provide that the total number of directors shall be fixed at each annual meeting of stockholders, but if the number is not so fixed, the number shall remain as it stood immediately prior to such annual meeting. The Bylaws further provide that at any time during the year the total number of directors may be increased or reduced, in each case by vote of a majority of the stock outstanding and entitled to vote for the election of directors or a majority of the directors then in office at the time of such increase or decrease, regardless of whether such majority of directors constitute a quorum. If the Charter Amendments become effective, the Bylaws will be amended to provide that the number of the Company's directors will be determined as set forth in Article EIGHTH of the Certificate of Incorporation.

     Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to divide the Board into three classes designated as Class 1, Class 2 and Class 3, respectively. The following nominees shall be assigned to the three classes of directors of the Company as follows: Class 1 (with a term of one year) - Lawrence J. Schoenberg and M. Dendy Young; Class 2 (with a term of two years) - James J. Leto and Lee Johnson; and Class 3 (with a full term of three years) - Steven Kelman and John M. Toups (see "Proposal 3 - Election of Directors").

     At the first annual meeting of stockholders following January 1, 2001, the term of office of the Class 1 directors shall expire and Class 1 directors shall be elected for a full term of three years. At the second annual meeting of stockholders following January 1, 2001, the term of office of the Class 2 directors shall expire and Class 2 directors shall be elected for a full term of three years. At the third annual meeting of stockholders following January 1, 2001, the term of office of the Class 3 directors shall expire and Class 3 directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. When the number of directors is changed, the Board shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided (a) that the number in each class shall be nearly or equal in number as possible, and (b) that no decrease in the number of directors shall shorten the term of any incumbent director.

     Currently the Bylaws provide that each director shall hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death or resignation, subject to the right of stockholders at any time to remove any director or directors as provided in the Bylaws. If the Charter Amendments become effective, the Bylaws will be amended to remove the above-discussed provision regarding the annual election of the entire Board and the rights of stockholders to remove directors.

     Removal of Directors from Office. Subject to the rights of the holders of any series of Preferred Stock, if stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that the Board or any individual director may be removed from office at any time, but only for cause (as defined) by the affirmative vote of the holders of two-thirds of the voting power of all of the Company's then outstanding voting stock entitled to vote at an election of directors, at a special meeting of the stockholders called for such a purpose. "Cause" shall mean (a) conduct as a director of the Company or any subsidiary thereof involving willful material misconduct, breach of material fiduciary duty involving personal profit, or gross negligence as to material duties or (b) conduct, whether or not as a director of the Company or any subsidiary thereof, involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law.

     Currently, the Bylaws provide that the holders of the Company's stock entitled to vote for the election of directors may in their discretion at any meeting duly caused for the purpose, by a majority vote, remove any director or directors and elect a new director or directors in place thereof. If the Charter Amendments become effective, the Bylaws will be amended to provide that the removal of directors shall be determined as set forth in Article EIGHTH of the Certificate of Incorporation.

     Vacancies on the Board. Subject to the rights of the holders of any series of Preferred Stock, if the stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     Currently, the Bylaws provide that if any vacancy occurs among the directors, or if the number of directors is at any time increased, the directors then in office, although less than a quorum, by a majority vote may fill the vacancies or newly created directorships, or any such vacancies or newly created directorships may be filled by the stockholders at any annual meeting. If the Charter Amendments become effective, the Bylaws will be amended to provide that the vacancies on the Board shall be filled as set forth in Article EIGHTH of the Certificate of Incorporation.

     Election of Directors by Written Ballot. If stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that the Company's directors need not be elected by written ballot unless the Bylaws so provide. Currently, the Bylaws provide that all elections of directors shall be held by ballot.

     No Action by Stockholders Except at Annual or Special Meetings. If stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that no action shall be taken by the Company's stockholders except at an annual or special meeting of stockholders called in accordance with the Bylaws.

     Currently, the Bylaws provide that unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If the Charter Amendments become effective, the Bylaws will be amended to eliminate the above-discussed provisions providing for stockholder action without a meeting.

     Authority to Call Special Meetings. If stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that special meetings of the Company's stockholders may be called, for any purpose or purposes, only by (a) the Chairman of the Board, (b) the President or
(c) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

     Currently, the Bylaws provided that special meetings of the stockholders for any purpose or purposes may be called by the president, or by the directors (either by written instrument signed by a majority or by resolution adopted by a vote of the majority), and special meetings shall be called by the president or the secretary whenever stockholders owning a majority of the capital stock issued, outstanding and entitled to vote so request in writing. Such request of stockholders shall state the purpose or purposes of the proposed meeting. If the Charter Amendments become effective, stockholders will not be entitled to call special stockholder meetings. Also, the Bylaws will be amended to provide, as set forth in the related Charter Amendment discussed above, that special meetings of the Company's stockholders may be called, for any purpose or purposes, only by (a) the Chairman of the Board, (b) the President or (c) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

     Future Amendments to the Certificate of Incorporation. If the stockholders approve the Charter Amendment Proposal, the Certificate of Incorporation will be amended to provide that, except as otherwise specifically required by law, no alteration, amendment or repeal of any provision of the Certificate of Incorporation shall be made unless (a) such alteration, amendment or repeal has been first proposed by the Board upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board called for such purpose, and (b) thereafter approved by the Company's stockholders by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such alteration, amendment or repeal is to Article EIGHTH or Article THIRTEENTH of the Amended and Restated Certificate of Incorporation, such alteration, amendment or repeal must be approved by the affirmative vote of the holders of at least 66-2/3 percent of the Company's then outstanding stock entitled to vote thereon rather than a majority.

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon, except that if the certificate of incorporation requires action by the board of directors, the holders of any class or series of shares or by the holders of any other securities having voting power the vote of a greater number or proportion than is required by the DGCL, the certificate of incorporation provision requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

     Currently, the Certificate of Incorporation does not require a vote greater than the holders of a majority of the Company's outstanding stock to amend any provision of the Certificate of Incorporation.

     Amendments to the Bylaws. If the Charter Amendment Proposal becomes effective, corresponding changes will be made to the Bylaws, as discussed above. In addition, the Bylaws will be amended to provide that in future, the Bylaws may be altered or amended or new Bylaws adopted only by the affirmative vote of a majority of all voting power of all of the Company's then outstanding voting stock. The Board will also have the power to adopt, amend or repeal the Bylaws.

     Background and Description of Reasons for Charter Amendment Proposal. The Board believes that the Charter Amendment Proposal is advisable and in the best interests of the Company and its stockholders for several reasons. Principally, the Board believes that the Charter Amendment Proposal will encourage directors to continue to make independent decisions in good faith on the Company's behalf, as well as enhance the Company's ability to attract and retain qualified members of the Board. The interests, however, of the Board, management and affiliated stockholders in voting on the Charter Amendment Proposal may not be the same as those of unaffiliated stockholders. The Charter Amendment Proposal may have the effect of deterring hostile takeover attempts. A hostile takeover attempt may have a positive or a negative effect on the Company and its stockholders, depending on the circumstances surrounding a particular takeover attempt. Takeover attempts that have not been negotiated or approved by the board of directors of a corporation can seriously disrupt a corporation's business and management and generally present to the stockholders the risk of terms which may be less than favorable to all of the stockholders than would be available in a board-approved transaction. Board-approved transactions may be carefully planned and undertaken at an opportune time to obtain maximum value for the corporation and all of its stockholders with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets.

     The Board recognizes that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the stockholders, providing all of the stockholders with considerable value for their shares. The Board, however, believes that the potential disadvantages of unapproved takeover attempts are sufficiently great such that prudent steps to reduce the likelihood of such takeover attempts are in the best interests of the Company and its stockholders.

     Notwithstanding the Board's belief as to the benefits to stockholders of the Charter Amendment Proposal, stockholders should recognize that one of the effects of the Charter Amendment Proposal may be to discourage a future attempt to acquire control of the Company which is not presented to and approved by the Board, but which a substantial number and, perhaps, even stockholders holding a majority of the outstanding Common Stock might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market price. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

     In considering the Charter Amendment Proposal, stockholders should be aware that the overall or collective effect of such proposal is to make it more difficult for holders of a majority of the outstanding Common Stock to change the composition of the Board and to remove existing management in circumstances where a majority of the stockholders may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes. Currently, because, as provided in the Certificate of Incorporation and Bylaws, the entire Board is elected annually for a one-year term, a majority or all of the directors can be changed at one Meeting. In addition, stockholders are currently entitled, under the Certificate of Incorporation and Bylaws, at any meeting duly called for the purpose, including by stockholders owning a majority of the outstanding Common Stock, or by a written consent in lieu of a special meeting, to remove any director, including all of the directors, with or without cause, and elect a new director or all directors in place thereof. Also, the classified Board provisions discussed above, if approved, will apply to every election of directors, rather than only to an election occurring after a change in control of the Company. One result of implementing a classified Board, as discussed above, is that it would require two Meetings, rather than one, for the stockholders to change a majority of the Company's directors.

     The Charter Amendments could (a) make a proxy contest a less effective means of removing or replacing existing directors, (b) make it more difficult to make a change in control of the Company which is opposed by the Board, or (c) discourage a tender offer or perhaps a merger. This strengthened tenure and authority of the Board could enable the Board to resist change and otherwise thwart the desires of a majority of the stockholders. Because the Charter Amendments may have the effect of continuing the tenure of the current Board, the Board has recognized that the individual directors have a personal interest in the Charter Amendment Proposal that may differ from those of the stockholders. The Board, however, believes that the Charter Amendment Proposal's primary purpose is to ensure that the Board will have sufficient time to consider fully any proposed takeover attempt in view of the short- and long-term benefits and other opportunities available to the Company and, to the extent the Board determines to proceed with the takeover, to negotiate effectively terms that would maximize the benefits to the Company and its stockholders.

     The Board has considered the potential disadvantages and believes that the potential benefits of the provisions included in the proposed Charter Amendments outweigh the possible disadvantages. In particular, the Board believes that the benefits associated with attracting and retaining skilled and experienced outside directors and with enabling the Board to consider and negotiate fully proposed takeover attempts, make the Charter Amendment Proposal beneficial to the Company, its management and its stockholders.

     The current Certificate of Incorporation and Bylaws already include certain provisions that may deter hostile takeover attempts, such as (a) "blank" Preferred Stock, (b) 90-day advance notice requirement for stockholder proposals and nominations to the Board, and (c) 10-day advance notice requirement in respect of establishing a record date for stockholders entitled to participate in solicitations for action by written consent of stockholders. Also, the Company's stockholders are not entitled to cumulative voting for election of directors under the Certificate of Incorporation or the DGCL.

     Under the Certificate of Incorporation, the Board has the authority to determine or alter the rights, preferences, privileges and restrictions to be granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and to determine the designation thereof. In certain instances, the authorization of a series of preferred stock with either unspecified voting rights or rights providing for the approval of extraordinary corporate transactions may be used to create voting impediments or to frustrate persons or entities seeking to effect a merger or otherwise gain control of a corporation. The Board may also authorize the issuance of Preferred Stock for the purpose of adopting stockholder rights plans and in connection with various corporate transactions, including corporate partnering arrangements. The Board currently has no intention to cause the Company to issue any Preferred Stock. Also, it is not the Board's current intention to seek stockholder approval prior to any issuance of Preferred Stock, except as required by applicable law or regulation.

     Section 203 of the DGCL prohibits certain business combinations between "interested stockholders" and the target corporation for three years after a stockholder becomes interested, unless one of the statute's exceptions applies. An "interested stockholder" includes a person, broadly defined to include a group, who owns at least 15% of a corporation's outstanding voting stock. "Business combinations" are defined broadly to include any merger or consolidation of, with, or caused by the interested stockholder, or sales or other dispositions of at least 10% of the corporation's assets to or caused by the interested stockholder. The business combination prohibition of Section 203 does not apply if:

          (i) the interested stockholder obtains board approval for the business combination or the 15% transaction prior to crossing the 15% threshold;

          (ii) in completing the transaction that crosses the 15% threshold, the stockholder becomes the owner of at least 85% of the corporation's voting stock as of the time the transaction commenced; or

          (iii) the interested stockholder's business combination is approved by the board (typically after the interested stockholder acquires control of the board) and affirmed by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     The Board's recommendation of the Charter Amendment Proposal does not reflect knowledge on the part of the Board or management of any proposed takeover or other attempt to acquire control of the Company. Management currently has no intention to propose other anti-takeover measures in future proxy solicitations. Management may, however, in the future propose other measures designed to discourage takeovers apart from the proposed Charter Amendments, if warranted from time to time in the Company's judgment.

     Under the DGCL, the affirmative vote of a majority of the outstanding Common Stock is required for approval of the Charter Amendment Proposal. If stockholders approve the Charter Amendment Proposal, it is anticipated that the filing of the Charter Amendments with the Secretary of State of the State of Delaware and the related amendments to the Bylaws would be completed as soon thereafter as practicable.

     While it is not anticipated, the Board resolutions approving the Charter Amendments provide that, notwithstanding authorization and approval of such amendments by the stockholders, the Board may abandon such foregoing Charter Amendments if the Board deems it advisable to do so for any reason.

     Stockholders may approve or reject all of the matters included with the Charter Amendment Proposal, as discussed above, in whole but not in part.

     The Board unanimously recommends that stockholders vote FOR the Charter Amendment Proposal.

                                   PROPOSAL 3

                              ELECTION OF DIRECTORS

Nominees

     Six directors will be elected at the Meeting by the holders of Common Stock as of the Record Date. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who will be designated by the current Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders approve Proposal 2, the term of office shall be as follows: Class 1 (with a term of one year) Lawrence J. Schoenberg and M. Dendy Young; Class 2 (with a term of two years) James J. Leto and Lee Johnson; and Class 3 (with a term of three years) Steven Kelman and John M. Toups. If the stockholders do not approve Proposal 2, the term of office of each person elected as a director will continue until the next meeting of stockholders and such time as his successor is duly elected and qualified, or until his earlier resignation, removal or death.

        The names of the nominees, and certain information about them, are set forth below:

            Name                    Age        Position(s) with the Company
     ------------------------      -----     ---------------------------------
      Lee Johnson                   72        Director
      Steven Kelman, Ph.D.          51        Director
      James J. Leto                 56        Director
      Lawrence J. Schoenberg        67        Director and Chairman Emeritus
      John M. Toups                 74        Director
      M. Dendy Young                52        Chairman of the Board and
                                               Chief Executive Officer

     The Board unanimously recommends a vote FOR each of the nominees.

     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

     Mr. Johnson has been a director since March 1996. Since March 1984, has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Falcon Microsystems, Inc., a government microcomputer re-seller founded by Mr. Young and acquired by the Company, in August 1994 ("Falcon").

     Dr. Kelman has been a director since October 1997. Since September 1997, he has been the Weatherhead Professor of Public Management at Harvard University's John F. Kennedy School of Government. From November 1993 to September 1997, Dr. Kelman served as Administrator of the Office of

Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard. Dr. Kelman is also a director of SASA.com, Inc.

     Mr. Leto has been a director since March 1996. Since June 1996, he has been the Chairman, President and Chief Executive Officer of Treev, Inc. (formerly known as Network Imaging Corporation), a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was Chairman and Chief Executive Officer of PRC, Inc., a provider of scientific and technology-based systems, products and services to government and commercial clients around the world.

     Mr. Schoenberg has been a director since December 1991 and served as Chairman of the Board from February 1995 until his election as Chairman Emeritus in May 1998. He also previously served as a director of the Company from March 1990 to December 1990, and as Chairman of the Board from May 1990 to December 1990. Mr. Schoenberg served as Chief Executive Officer and Chairman of the Board of Directors of AGS Computers, Inc. from January 1967 until his retirement in December 1990, and as Chairman of its Executive Committee from January 1991 to December 1991. Mr. Schoenberg is also a director of Sungard Data Services, Inc.; Merisel, Inc.; and Cellular Technical Services Company, Inc.

     Mr. Toups has been a director since October 1997. From January 1978 until his retirement in February 1987, Mr. Toups was President and Chief Executive Officer of PRC. Mr. Toups is also a director of NVR, Inc., CACI, Inc., Halifax Corporation and Thermatrix, Inc.

     Mr. Young has served as Chairman of the Board since May 1998 and has been Chief Executive Officer and a director since December 1995. From December 1995 to May 1998, he also served as President. From August 1994 until joining the Company, Mr. Young was Principal and Consultant of The Exeter Group, a management consulting firm he founded. From January 1989 until August 1994, he served as President, Chief Executive Officer and a director of Falcon Microsystems, Inc.

Information Regarding the Board and its Committees

     During 1999, the Board held a total of five meetings, and each director of the Company attended at least 75% of the meetings of the Board held during the period that he or she was a director and at least 75% of all meetings held by all committees of the Board on which he or she served. The Board has standing audit, compensation and nominating committees, as discussed below.

     In 1999 the Audit Committee was composed of Ms. Tania Amochaev (a current director who is not standing for re-election), Mr. Johnson (who also serves as Chairperson) and Mr. Schoenberg, and did not meet formally during 1999; however, committee business was conducted through committee member discussions concerning audit and other Company financial matters during meetings of the entire Board as well as telephone conferences among the Committee members, the Company's financial personnel and the Company's independent accountants. The Audit Committee selects the Company's independent accountants; reviews reports from accountants and from the Company's financial officers; reviews transactions relating to officers and directors; assesses the Company's quality of financial reporting and accounting principles as it relates to the financial condition of the Company; monitors compliance with applicable laws and regulations that may significantly impact the Company, including Federal procurement and employment laws; monitors compliance with the Company's code of ethical conduct; and generally performs functions related to the financial condition and policies of the Company.

     The Compensation Committee is currently composed of Messrs. Gerald W. Ebker (a current director who is not standing for re-election), Leto (who also serves as Chairperson) and Toups, and held a total of four meetings in 1999. In addition, committee business was conducted through committee member discussions concerning compensation matters during meetings of the entire Board as well as through telephone conferences, and formalized using forms of unanimous written consent. See "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation" and "Compensation Committee Report on Executive Compensation." The Compensation Committee's responsibilities include administering the Company's stock option plans (including determining the persons to whom options are granted and the terms of such options), the Company's Purchase Plan, and the Company's 401(k) Plan; advising the Board on employee compensation matters, including executive bonus plans; and performing such other duties regarding compensation matters as may be delegated to it by the Board from time to time.

     The Nominating Committee is currently composed of Messrs. Kelman and Young (who also serves as the Chairperson), and did not meet formally during 1999; however, committee business was conducted through committee member discussions concerning nomination matters during meetings of the entire Board as well as through telephone conferences. The Nominating Committee's responsibilities are to seek, evaluate and recommend to the Board qualified individuals for election to the Board by the stockholders, or by the Board to fill vacancies thereon whenever vacancies occur; advise the Board on matters pertaining to the size and composition of the Board; and consider nominees for the Board whose names are timely submitted by stockholders in writing to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under SEC rules if the stockholder were soliciting proxies with regard to the election of such nominee.

Compensation of Directors

     All non-employee directors of the Company receive automatic grants of stock options under the Company's 1996 Stock Option Plan ("1996 Plan") of 15,000 shares upon initial election (30,000 in the case of the non-employee Chairperson of the Board), and upon each subsequent annual re-election, to the Board. Each such automatic option grant vests over a 12-month period, with the first vesting occurring at the end of the month in which the date of grant occurred. Such options are granted at exercise prices equal to the closing price of Common Stock on The Nasdaq Stock Market on the date of grant. As of March 1, 2000, options to purchase an aggregate of 105,000 shares had been granted to the Company's seven non-employee directors under the 1996 Plan, at exercise prices of $3.88 per share. Non-employee directors of the Company are not eligible to participate in the Company's other stock option plans or the Purchase Plan. Directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable out-of-pocket expenses incurred in association with the performance of their duties.

     In January 1998, the Company entered into an agreement with Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, whereby it would be compensated by the Company for his services as primary negotiator in the Company's February 1998 acquisition of the Technology Systems Division of BTG, Inc., and for ongoing matters related thereto, as follows: (1) a daily fee of $1,500 for each full day devoted to the acquisition effort and for ongoing matters related thereto; (2) a cash payment of $300,000 payable after the closing; (3) an option to purchase 50,000 shares of Common Stock at $5.25 per share (i.e., the closing price of Common Stock on the date of grant, which coincided with the date of execution of the initial letter of intent with BTG, Inc. for the acquisition), fully vested and exercisable upon grant for a term of 10 years; and (4) reimbursement of reasonable and documented expenses incurred in connection with such efforts. During the period from January 1, 1999 through March 1, 2000, Federal Airways had been paid an aggregate of $62,453.74 under the foregoing agreement. In addition, the Company and Federal Airways entered into a consulting agreement which provides for the Company to pay a daily fee of $1,500 for Mr. Johnson's consulting services on general company business matters. During the period from January 1, 1999 through March 1, 2000, $96,471.16 has been paid to Federal Airways under the agreement, which began in January 1997 and will continue until Mr. Johnson ceases to be a director or until either party terminates the agreement. The Government reimbursed the Company for $39,762.41 of the $96,471.16 paid to Mr. Johnson in connection with a negotiation he handled on behalf of the Company.

     In February 1999 the Board delegated to the Compensation Committee the authority to compensate Mr. Toups in connection with his efforts relating to the February 10, 1999 agreements between the Company and BTG. Mr. Toups voted against this resolution. In June, 1999 the Compensation Committee (with Mr. Toups' abstaining) granted Mr. Toups the option to purchase 10,000 shares of the Common Stock pursuant to the Company's 1996 Stock Option Plan, valued at $4.9375 per share, the price of the Common Stock on the date the agreements between the Company and BTG were executed. The options are fully vested and exercisable as of the date of grant, and expire within five years of the date of grant.

                                   PROPOSAL 4

       APPROVAL OF AN AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN,
        TO EXTEND THE TERM AND TO INCREASE THE SHARE RESERVE FOR THE PLAN

     The Board approved the Company's 1991 Employee Stock Purchase Plan ("Purchase Plan") in November 1991, and as amended in January 1992. The Purchase Plan, which the stockholders approved in June 1992 has a term of 10 years and expires on November 7, 2001. An aggregate of 250,000 shares of Common Stock is currently reserved for issuance under the Purchase Plan.

     On February 17, 2000, subject to stockholders approval, the Board extended the term of the Purchase Plan by 10 years, until November 1, 2011, and increased the Common Stock reserved for issuance under the Purchase Plan by 500,000 shares to a total of 750,000 shares.

     The Board believes that the Purchase Plan is an important factor in attracting, retaining and motivating qualified employees essential to the success of the Company. Many of the Company's competitors offer similar plans. The Board believes that the Company will be at a disadvantage if it does not continue to offer the Purchase Plan to employees. Thus, the Board recommends that the Purchase Plan be amended for an additional 10 years, until November 1, 2011. Also, without an increase in the 250,000 share reserve, the Purchase Plan may have insufficient shares to meet all employee purchases for calendar year 2000. In light of historical usage, the Company expects that a 500,000-share increase will be adequate to meet the Purchase Plan's foreseeable requirements.

     The Company intends to register the 500,000 shares on Form S-8 under the Securities Act of 1993, as amended (the "Securities Act"), as soon as practicable after receiving stockholder approval.

     The Board unanimously recommends a vote FOR this proposal.

                         SUMMARY OF PURCHASE PLAN TERMS

     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which will be available to any stockholder upon written request.

General

     Currently, the Purchase Plan expires on November 7, 2001 and a total of 250,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The current proposal is to extend the term of the Purchase Plan 10 years and to reserve an additional 500,000 shares of Common Stock for issuance under the Purchase Plan.

     The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). See "Tax Information" below. The Purchase Plan is not a qualified deferred compensation Purchase Plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Purpose

     The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock through payroll deductions.

Administration

     The Purchase Plan may be administered by the Board or a committee appointed by the Board. Members of the Board or its committee who are eligible employees are, subject to certain limitations, permitted to participate in the Purchase Plan. The interpretation and construction of any provision of the Purchase Plan is within the sole discretion of the Board or its committee, whose determination is final, conclusive and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the Purchase Plan. (Questions concerning the Purchase Plan and its administration may be addressed to the General Counsel or Vice President-Human Resources at the Company's principal executive offices.)

Eligibility

     Beginning the first day of the month following commencement of employment, all employees, including officers and directors, who are customarily employed by the Company or its subsidiaries for more than 20 hours per week and five months or more per calendar year and who are employed by the Company or its subsidiaries at the beginning and end of an applicable offering period are eligible to participate in such offering under the Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as defined in the Purchase Plan.

     During the fiscal year ended December 31, 1999, none of the Named Executive Officers (as defined below) purchased any Common Stock under the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan, and did not, therefore purchase any Common Stock under the Purchase Plan.

Participation in the Purchase Plan

     The Purchase Plan is implemented by one offering during each six-month period. Offering periods commence on January 1 and July 1 of each year. The Board has the power to alter the duration of the offering periods without stockholder approval. Eligible employees become participants in the Purchase Plan by completing a subscription agreement authorizing payroll deductions and delivering it to the Company's payroll office not less than 15 days prior to the first offering date with respect to which it is to be effective, unless a later time for filing the subscription agreement has been set by the Company for all eligible employees with respect to a given offering. An employee's participation continues from offering period to offering period at the deduction rate authorized in the subscription agreement unless the participant makes a timely election of a different rate or withdraws from the Purchase Plan by filing a new subscription agreement specifying the desired change. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering may not participate until the commencement of the next offering.

Purchase Price

     The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of 85% of the fair market value of a share of Common Stock on the first day of the offering period or 85% of the fair market value of a share of Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date will be equal to the closing sales price of the Common Stock on such date as reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions over the offering period. The rate of deductions may not exceed 15%, or such other rate as may be determined from time to time by the Board, of a participant's compensation and a participant may not increase or decrease the rate of deduction for an offering period after it commences. Payroll deductions for a participant shall commence on the first payday following the date of commencement of the offering period and shall continue thereafter from offering period to offering period at the same rate unless such rate is changed or the employee's participant may elect to change his or her percentage rate of payroll deduction only by completing and filing a new subscription agreement with the Company not less than 15 days prior to the first day of the offering period with respect to which it is to become effective.

     All payroll deductions are credited to the participant's account under the Purchase Plan and are deposited with the general funds of the Company. Any cash remaining to the credit of a participant's account after the purchase of shares at the end of an offering period, other than an amount representing a fractional share, will be returned to the participant without interest. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

Purchase of Stock; Exercise of Option

     By executing a subscription agreement to participate in the Purchase Plan, an employee is entitled to have shares placed under option to him or her. The maximum number of shares which may be placed under an option is that number of whole shares of the Common Stock arrived at by dividing (a) an amount equal to 5% of a participant's aggregate compensation for the 12 calendar months prior to the offering date, by (b) 85% of the fair market value of a share of the Common Stock at the offering date. In other words, although the actual purchase price per share upon the exercise of an option under the Purchase Plan will be the lesser of 85% of the fair market value of the Common Stock on the first day of the offering period or on the last day of the offering period, the maximum number of shares which may be purchased upon the exercise of an option at the end of an offering period will not exceed that number calculated in accordance with the formula in the preceding sentence.

     Unless an employee's participation in the Purchase Plan is terminated, his or her option for the purchase of shares will be exercised automatically on the last day of the offering period at the applicable price. The shares purchased for an employee will be delivered to him or her as promptly as practicable after the end of the applicable offering period, together with any cash remaining to the credit of his or her account under the Purchase Plan after the purchase of shares, other than any amount representing a fractional share. Any amount representing a fractional share will be credited to a participant's account for the next offering.

     Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of an option thereunder, the employee would own 5% or more of the voting stock or value of all classes of stock of the Company or its subsidiaries (including stock which may be purchased through subscriptions under the Purchase Plan or pursuant to any other options), nor will any employee be granted an option under an employee stock purchase plan (within the meaning of Section 423 of the Code and any successor provision) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the Purchase Plan, a pro rata allocation of the shares remaining will be made in as equitable a manner as is practicable.

Withdrawal

     Although each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant can discontinue his or her participation in a given offering in whole, but not in part, by signing and delivering to the Company a notice of option cancellation and withdrawal from the Purchase Plan at any time prior to the end of an offering period. Promptly after such withdrawal, all payroll deductions credited to the employee's account will be returned to him or her without interest and no further payroll deductions will be made during the offering period.

     Any withdrawal by an employee of accumulated payroll deductions for a given offering automatically terminates the employee's interest in that offering. In effect, the employee is given an option which may or may not be exercised upon termination of the applicable offering period. By executing the subscription agreement to participate in the Purchase Plan, an employee does not become obligated to make the stock purchase; rather the subscription agreement is merely an election by the employee to place shares under option to him or her. Unless an employee's participation is terminated, his or her option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares purchasable with the employee's accumulated payroll deductions will be purchased for the employee at the applicable price.

     A participant's withdrawal from an offering or an employee's decision not to participate in an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

     Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain in the continuous employ of the Company for more than 20 hours per week during the offering period, terminates his or her participation in the Purchase Plan. In such event, the payroll deductions credited to the participant's account will be returned without interest to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the participant in the subscription agreement.

Adjustment Upon Changes in Capitalization

     Subject to any required action by the stockholders, the number of shares of Common Stock covered by an option under the Purchase Plan and the number of shares which are available for issuance, as well as the option price per share of an unexercised option, will be proportionately adjusted for any change in the number of shares of Common Stock resulting from a stock split, stock dividend, spin-off, reorganization, recapitalization, merger, consolidation, exchange of shares or the like. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, outstanding options will be assumed by the successor corporation or the Board will declare that any option will terminate as of a date fixed by the Board or its committee which is at least 30 days after notice thereof is given to participants. Unless a participant terminates his or her participation in the Purchase Plan prior to such date, his or her option to purchase shares will be automatically exercised on such date and the accumulated payroll deductions credited to a participant's account on such date will be applied to purchase whole shares of the Common Stock (up to the maximum number of shares subject to his or her option).

Nonassignability

     No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason (other than upon the death of an employee as provided in the Purchase Plan), and any such attempt may be treated by the Company as an election by the participant to withdraw from the Purchase Plan.

Designation of Beneficiary

     A participant may file a written designation of a beneficiary who is to receive any shares and/or cash from the participant's account under the Purchase Plan in the event of such participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a validly designated beneficiary who is living at the time of the participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the participant's estate, or if no such person has been appointed, then to such person as the Company determines in its discretion.

Reports

     Individual accounts are maintained for each Purchase Plan participant. Each participant receives as promptly as practicable after the end of each offering period a report of his or her account setting forth the total number of accumulated payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any, in his or her account.

Amendment and Termination of the Purchase Plan

     The Board may at any time amend or terminate the Purchase Plan, except that any termination shall not affect options previously granted thereunder nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant without his or her prior written consent. No amendment may be made to the Purchase Plan without prior approval of the Company's stockholders if such amendment would increase the number of shares reserved under the Purchase Plan, modify the eligibility requirements or materially increase the benefits which may accrue to participants under the Purchase Plan. In any event, the Purchase Plan will terminate on the tenth anniversary of its adoption by the Board (i.e., November 7, 2001), provided that such termination shall not affect options previously granted and then outstanding. The current proposal extends the term of the Purchase Plan 10 years, to November 1, 2011 and increases by 500,000 to a total of 750,000 the number of shares available for issuance under the Purchase Plan.

Tax Information

     The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of an option or purchase of shares. As summarized below, a participant may become liable for tax upon disposition of the shares acquired under the Purchase Plan.

     If shares are disposed of by a participant at least two years after the date of the beginning of the offering period in which such shares were acquired, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) the excess of the fair market value of the shares at the beginning of the offering period in which such shares were acquired over the purchase price of the shares (computed as of the commencement of such offering period) will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are sold and the sales price is less than the purchase price, the participant does not recognize any ordinary income and has a long-term capital loss equal to the difference. The Company is not allowed an income tax deduction in connection with such disposition.

     If shares are disposed of by a participant (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the date the option is exercised over the purchase price of the shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. In the event of such a disposition, the Company is entitled to a deduction for the amount treated as ordinary income to a participant. The balance of any gain realized on such disposition will be treated as a short-term or long-term capital gain, as the case may be. Even if the shares are sold for less than their fair market value on the date the option was exercised, the same amount of ordinary income will be attributed to a participant and a capital loss will be recognized equal to the difference between the sales price and the value of the shares on the option exercise date.

     The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

Restrictions on Resale

     Certain officers and members of the Board may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. Common Stock acquired under the Purchase Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 promulgated under the Securities Act or another exemption from the registration requirements of the Securities Act.

                            COMMON STOCK OWNERSHIP OF
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 1, 2000 (except as noted otherwise) by:
(a) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the Company's directors who owns Common Stock; (c) each of the executive officers named in the Summary Compensation Table set forth below under the "Executive Compensation and Other Information"; and (d) all current directors and executive officers of the Company as a group.
--------------------------------------------------------------------------------
                                                        Shares          Percent
Name of Beneficial Owner (1)                      Beneficially Owned    of Class
--------------------------------------------------------------------------------
Linwood A. ("Chip") Lacy, Jr.                        1,493,700            16.2%
c/o Solomon, Ward, Seidenwurm & Smith
401 B Street Suite 1200
San Diego, CA 92101
--------------------------------------------------------------------------------
BTG, Inc.                                            1,300,000            14.1%
3877 Fairfax Ridge Road
Fairfax, VA 22030-7448
--------------------------------------------------------------------------------
M. Dendy Young (2)                                     957,130             8.8%
--------------------------------------------------------------------------------
Franklin Resources, Inc.                               643,000             7.0%
777 Mariners Island Blvd
P.O. Box 777
San Mateo, CA 94403-7777
--------------------------------------------------------------------------------
Shufro, Rose & Ehrman LLC                              631,280             6.8%
745 Fifth Avenue
New York, NY 10151-2600
--------------------------------------------------------------------------------
Dimensional Fund Advisors                              502,800             5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 94404
--------------------------------------------------------------------------------
Lawrence J. Schoenberg (3)                             301,752            2.8%
--------------------------------------------------------------------------------
Gerald W. Ebker(4)                                     189,950             1.8%
--------------------------------------------------------------------------------
Lee Johnson(5)                                         113,750             1.1%
--------------------------------------------------------------------------------
William E. Johnson(6)                                  105,500             1.0%
--------------------------------------------------------------------------------
Tania Amochaev(7)                                       72,750               *
--------------------------------------------------------------------------------
James J. Leto(8)                                        64,750               *
--------------------------------------------------------------------------------
John Toups(9)                                           48,750               *
--------------------------------------------------------------------------------
Joel Lipkin, Ph.D(10)                                   46,000               *
--------------------------------------------------------------------------------
Steven Kelman, Ph.D. (11)                               38,750               *
--------------------------------------------------------------------------------
Judith B. Kassel, Esq.(12)                              35,500               *
--------------------------------------------------------------------------------
Robert D. Russell (13)                                  35,000               *
--------------------------------------------------------------------------------
All Directors and Executive Officers as a group      2,009,582            18.6%
(12 persons) (14)
--------------------------------------------------------------------------------

* Less than one percent

(1) Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Includes 825,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 1998, and 830 shares held in the name of Mr. Young's minor children.

(3) Includes 94,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(4) Includes 117,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(5) Includes 108,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(6) Includes 105,500 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(7) Includes 67,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(8) Includes 64,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(9) Includes 48,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(10) Consists of 46,000 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(11) Consists of 38,750 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(12) Consists of 35,500 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(13) Consists 35,000 of shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

(14) Includes 1,588,250 shares for which options are exercisable or become exercisable within 60 days after March 1, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports concerning their beneficial ownership of the Company's equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all such SEC reports they file. Pursuant to Item 405 of SEC Regulation S-K, the Company is required in this Proxy Statement to provide disclosure of "insiders" who do not timely file such reports. Based solely on a review of such forms furnished to the Company during the fiscal year ended December 31, 1999, Mr. Young failed to file a Form 4 timely regarding one Common Stock purchase transaction. Thereafter, the requisite filing was made.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about each of them, are as follows:

        Name                 Age                     Title
----------------------     ------   --------------------------------------------
M. Dendy Young               52       Chairman of the Board and Chief Executive
                                        Officer

William E. Johnson, Jr.      59       Senior Vice President, Operations

Joel A. Lipkin, Ph.D.        46       Senior Vice President, Sales and Customer
                                        Support

Robert D. Russell            60       Senior Vice President and Chief Financial
                                        Officer

Judith B. Kassel, Esq.       42       Vice President & General Counsel, and
                                        Corporate Secretary

     Officers are appointed by and serve at the discretion of the Board or, with respect to officers at the Vice President level, the Chief Executive Officer.

     For information concerning Mr. Young, see "Election of Directors--
Nominees."

     Mr. Johnson joined the Company in August 1994 as a result of the Company's acquisition of Falcon Microsystems, Inc. ("Falcon"). He served as Vice President, Product Management from October 1994 to June 1995; as Vice President, Purchasing & Distribution from June 1995 to January 1996; and as Vice President, Operations from January 1996 until his promotion to Senior Vice President, Operations in October 1997. From February 1988 until joining the Company, he served in various inventory management positions, most recently as Senior Director of Distribution, at Falcon.

     Mr. Lipkin joined the Company in March 1997, serving as Vice President, Business Development until his appointment in October 1999 as Senior Vice President, Sales and Customer Support. From March 1987 to January 1997, he was employed by Zenith Data Systems Corp., an integrator and reseller of microcomputer products and services to the Government, where he served in various business management positions, including serving as Vice President, Systems Integration from August 1991 to January 1997.

     Mr. Russell joined the Company in April 1999 as Senior Vice President and Chief Financial Officer. From May 1995 until joining the Company, he served as Vice President, Treasurer and Chief Financial Officer for TelePad Corporation, a provider of mobile computer integration services. In March 1999, TelePad Corporation filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware. From August 1994 to May 1995, Mr. Russell was a consultant to the Company. From April 1986 to August 1994, he served as Vice President, Finance and Administration, Secretary and Treasurer for Falcon.

     Ms. Kassel joined the Company in November 1991 and has since served in various legal positions including, since February 1998, as Vice President and General Counsel. She has served in the additional capacity of Corporate Secretary since November 1997 and previously served as an Assistant Corporate Secretary from May 1996 to November 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth certain information for the three years ended December 31, 1999 concerning compensation paid or accrued by the Company to or on behalf of: (a) the Company's Chief Executive Officer ("CEO"); and (b) the four most highly compensated executive officers other than the CEO, whose compensation during 1999 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                       -----------------------------------------------------------
                                                     Annual                       Long-Term
                                                  Compensation               Compensation Awards
-----------------------------------------------------------------------------------------------------------------
                                                                Other
                                                               Annual       Restricted   Securities       All
        Name and                                                Comp-         Stock      Underlying      Other
   Principal Position      Year        Salary        Bonus     ensation      Award(s)      Options   Compensation
                                       ($)(1)        ($)(2)     ($)(3)          ($)          (#)          ($)
-----------------------------------------------------------------------------------------------------------------
M. Dendy Young,              1999     $300,000     $117,500     $      0     $      0      100,000     $103,846(4)
Chairman and                 1998      310,374       69,405            0            0            0      150,000(4)
Chief Executive Officer      1997            1            0            0            0            0      323,077(4)
-----------------------------------------------------------------------------------------------------------------
William E. Johnson, Jr.,     1999      187,864       60,000            0            0       35,000            0
Senior Vice President,       1998      181,846       73,381            0            0       20,000            0
Operations                   1997      123,654        8,625            0            0       40,000            0
-----------------------------------------------------------------------------------------------------------------
Joel A. Lipkin,              1999      160,000       72,734            0            0       72,000            0
Senior Vice President,       1998      155,073       61,961            0            0            0            0
Sales & Customer Support     1997      116,558(5)         0            0            0       50,000            0
-----------------------------------------------------------------------------------------------------------------
Judith B. Kassel,            1999      110,000       33,165            0            0       24,000            0
Vice President and           1998      110,669       47,515            0            0       20,000            0
General Counsel and          1997       88,681       24,373            0            0        4,000            0
Corporate Secretary
-----------------------------------------------------------------------------------------------------------------
Robert D. Russell,           1999      106,827(5)    17,778            0            0      110,000            0
Senior Vice President,
Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------

(1) Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company's 401(k) plan.

(2) Bonuses under any Executive Bonus Plan are based on corporate and individual performance. See "Compensation Committee Report on Executive Compensation-- Executive Bonus Plan."

(3) Pursuant to SEC rules, perquisites not exceeding the lesser of $50,000 or 10% of a Named Executive Officer's combined salary and bonus are not required to be reported.

(4) Consists of payments under the August 16, 1994 Consulting and Non-Competition Agreement entered into between Mr. Young and the Company in connection with the Company's acquisition of Falcon in August 1994.

(5) Represents compensation for that portion of the year in which the officer commenced employment with the Company.

Option Grants in Last Fiscal Year

     The following table contains information concerning the grant of stock options made during the year ended December 31, 1999 to each of the Named Executive Officers:

-----------------------------------------------------------------------------------------------------
                                                                               Potential Realizable
                                                                                  Value at Assumed
                                                                               Annual Rates of Stock
                                                                               Price Appreciation For
                              Individual Grants                                     Option Term(4)
-----------------------------------------------------------------------------------------------------
                            Number of   % of Total
                           Securities    Options
                           Underlying   Granted to
                             Options    Employees    Exercise    Expiration
         Name               Granted(1)  In 1999(2)   Price(3)      Date             5%         10%
                               (#)         (%)        ($/Sh)                       ($)         ($)
-----------------------------------------------------------------------------------------------------s
M. Dendy Young               100,000       8.8%       $4.00      08/03/2006     $162,840     $379,487
-----------------------------------------------------------------------------------------------------
William E. Johnson, Jr        15,000       1.3         3.75      03/25/2006       22,899       53,365
                              20,000       1.8         2.88      11/02/2007       23,408       54,551
-----------------------------------------------------------------------------------------------------
Joel A. Lipkin                12,000       1.1         3.75      03/25/2006       18,320       42,692
                              40,000       3.5         4.00      08/03/2006       65,136      151,795
                              20,000       1.8         2.88      11/02/2007       23,408       54,551
-----------------------------------------------------------------------------------------------------
Judith B. Kassel              12,000       1.1         3.75      03/25/2006       18,320       42,692
                              12,000       1.1         4.00      08/03/2006       19,541       45,538
-----------------------------------------------------------------------------------------------------
Robert D. Russell             50,000       4.4         3.13      04/15/2006       63,609      148,237
                              40,000       3.5         4.00      08/03/2006       65,136      151,795
                              20,000       1.8         2.88      11/02/2007       23,408       54,551
-----------------------------------------------------------------------------------------------------

(1) Such options were granted under the Company's various stock option plans, vest and become exercisable in equal annual installments and were granted for a term of seven years, subject to earlier termination under certain circumstances relating to termination of employment.

(2) During fiscal 1999, employees were granted under the Company's various stock option plans or in accordance with employment offers, and non-employee directors were granted automatically under the 1996 Plan, options to purchase an aggregate of 1,134,000 shares of Common Stock.

(3) Represents the closing price of Common Stock on The Nasdaq Stock Market on the grant date.

(4) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values are based on certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on SEC rules. The actual values, if any, will depend upon, among other factors, the future performance of Common Stock, overall market conditions and the Named Executive Officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in 1999 and Option Values at December 31, 1999

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended, and unexercised options held as of, December 31, 1999:

-------------------------------------------------------------------------------------------------
                                                                    Number of
                                                                   Securities         Value of
                                                                    Underlying       Unexercised
                                                                   Unexercised      In-the-Money
                                                                    Options at       Options at
                                                                   12/31/99 (#)    12/31/99 ($)(2)
--------------------------------------------------------------------------------------------------
                           Shares Acquired          Value           Exercisable/      Exercisable/
         Name              on Exercise (#)    Realized ($)(1)      Unexercisable    Unexercisable
--------------------------------------------------------------------------------------------------
M. Dendy Young                      0                0               825,000         $     0
                                                                      75,000               0
--------------------------------------------------------------------------------------------------
William E. Johnson, Jr.             0                0               101,250               0
                                                                      33,750               0
--------------------------------------------------------------------------------------------------
Joel A. Lipkin                      0                0                40,500               0
                                                                      81,500               0
--------------------------------------------------------------------------------------------------
Judith B. Kassel                    0                0                32,500               0
                                                                      18,000               0
--------------------------------------------------------------------------------------------------
Robert D. Russell                   0                0                22,500               0
                                                                      87,500               0
--------------------------------------------------------------------------------------------------

(1) Represents the excess of the market value of the shares acquired upon exercise of such options over the exercise price of such options.

(2) Represents the excess of the market value of the shares subject to such options over the exercise price of such options.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee presently consists of three non-employee directors: Messrs. Ebker, Leto and Toups. No member of the Compensation Committee is a current or former officer or employee of the Company. Although Mr. Young is not a member of the Compensation Committee, he is expected to attend portions of the Committee meetings at the request of the Committee to provide information to, and respond to questions from, the Committee. Mr. Young does not exercise any of the rights or have any of the responsibilities of a Committee member. He is not entitled to vote on any matters before the Compensation Committee and does not participate in any Committee decisions regarding compensation, including his own. See "Compensation Committee Report on Executive Compensation."

Employment Agreements and Termination of Employment and
Change of Control Arrangements

     Pursuant to an employment agreement dated January 1, 1998 (the "1998 Employment Agreement"), Mr. Young serves as the President and Chief Executive Officer of the Company for a term ending December 31, 2000, and he is nominated each year to serve as a member of its Board. Mr. Young is paid a salary of $300,000 per year, reviewed annually by the Board, plus a $150,000 annual bonus payable quarterly within 30 days after the end of each fiscal quarter. Eligibility for the bonus payment is determined as follows:

50% upon attainment of earnings before interest and taxes (adjusted for Board-approved one-time charges (e.g., acquisition costs)) to be determined annually by the Board; and 50% upon attainment of a return on assets to be determined annually by the Board. Return on assets is defined as annualized net income divided by average assets calculated on a 12-month rolling average. (Effective January 1, 1999, the Company and Mr. Young amended the 1998 Employment Agreement (a) to provide that eligibility for the bonus payment shall be upon attainment of earnings before taxes (adjusted for Board-approved one-time charges (e.g., acquisition costs)) to be determined annually by the Board; and (b) to delete the return on assets component therefrom.) Bonus payments are paid in ratio to the percentage of the goal achieved contingent upon achievement of at least 60% of the target. Mr. Young is also entitled to such other benefits and perquisites as provided to other senior officers pursuant to policies established from time to time by the Board.

     The 1998 Employment Agreement may be terminated by the Company for cause (as defined in such agreement) upon 10 business days' notice to Mr. Young; and other than for cause upon 60 days' notice to Mr. Young and by paying to him a lump sum equal to 12 months' salary plus accrued bonus to date. Mr. Young may terminate the 1998 Employment Agreement without cause at any time upon 60 days' notice and, in such event, he will be entitled to all compensation and other benefits that have accrued as of the termination date. In addition, Mr. Young may terminate the 1998 Employment Agreement upon five days' notice to the Company in the event of a change of control (as defined in such agreement) and the assignment of duties to him materially inconsistent with his position and status with the Company. In such event the Company will be obligated to pay to him a lump sum equal to 12 months' salary plus all compensation and other benefits that have accrued as of the termination date.

     Mr. Young also received payments of $103,846.14 under the Consulting and Non-Competition Agreement (entered into between Mr. Young and the Company in connection with the Company's acquisition of Falcon in August 1994). All payments under this agreement were completed in 1999.

     Under an offer letter agreement dated April 1, 1999, Mr. Russell would be eligible for six months' base salary and immediate vesting all outstanding stock options if his duties or responsibility are materially modified without his consent, or in the case of a change of control (as defined in the agreement) and if his employment ceases for any reason other than for cause (as defined in the agreement).

     Under the Company's severance plan as amended to date (the "Severance Plan"), officers of the Company at the Vice President level and above (not including Mr. Young) who have completed nine full consecutive calendar months of employment ("Eligible Officers") are entitled to receive certain severance benefits for one year following termination of employment, if such termination is non-temporary, involuntary and without cause. An Eligible Officer is entitled to such severance benefits regardless of length of employment with the Company if such termination is a result of the Company's divestment of an operating unit and the Eligible Officer is not offered employment with the acquiring company on substantially the same terms as his or her employment with the Company. In addition, if there is a "change of control" of the Company, an Eligible Officer will receive benefits under the Severance Plan regardless of length of employment with the Company if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the Eligible Officer of significant duties inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control. A "change in control" of the Company is defined in the Severance Plan to mean: (a) an acquisition of 50% or more of the Company's outstanding voting securities; (b) during any 12-month period, individuals who were directors at the beginning of such period cease to constitute at least a majority of the Board, unless the election of each new director is approved by a majority of directors then in office who were directors at the beginning of such period; (c) certain mergers of the Company or a sale of all or substantially all of its assets; or (d) a liquidation of the Company. Each Eligible Officer is entitled to one year of severance pay based on his or her highest annual compensation (base salary plus car allowance) prior to termination. In addition, an Eligible Officer may elect to accept accelerated vesting of his or her then outstanding but unvested stock options partially or wholly in lieu of accrued severance pay. To receive severance benefits under the Severance Plan, each Eligible Officer is required to execute an employment separation agreement with the Company which provides, among other things, for confidentiality, a general release in favor of the Company, and a covenant not to compete with the Company for a period of 12 months after any termination of Company employment.

     On March 10, 1997, the Board unanimously terminated the Severance Plan. However, such termination is not effective with respect to current Eligible Officers, including Mr. Johnson (whose benefits under the Severance Plan, in accordance with the terms thereof, may not be adversely affected without his consent and, in any case, not effective with respect to Mr. Young, as noted above), but only to officers who had not qualified as Eligible Officers prior to March 10, 1997. Based on current compensation levels, the amount that would be payable under the Severance Plan to Mr. Johnson if his employment were terminated in March 2000, if he was eligible for and elected severance benefits solely under the Severance Plan and if he did not elect accelerated vesting, would be $180,000 payable pro rata over 24 semimonthly periods. Messrs. Russell, Lipkin and Young and Ms. Kassel are not eligible for benefits under the Severance Plan.

     Under an offer letter agreement dated February 12, 1997, Mr. Lipkin would be eligible for immediate vesting all outstanding stock options in the event of a change of control (as defined in the agreement) of the Company. Under an October 29, 1999 promotion memorandum, Mr. Lipkin is eligible for six months base salary and immediate vesting of all outstanding stock option if his duties are materially modified without his consent or if there is a change of control of the Company and his employment ceases for any reason other than cause.

     Under a January 5, 1998 promotion memorandum, Ms. Kassel is eligible for six months' base salary and immediate vesting of all outstanding stock options if her duties are materially modified without her consent, if there is a change of control (as defined in the memorandum) of the Company or if her employment ceases for other than cause (as defined in the agreement).

     The following report on executive compensation by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Policy and Objectives

     The Company's compensation program for executive officers is designed to attract, motivate and retain qualified executive officers and is generally administered by the Compensation Committee. The Company's program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's executive officers with those of its stockholders. Accordingly, the Committee, which is composed entirely of non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of performance, and to provide for superior compensation opportunities for superior levels of performance.

     The Company actively collects and analyzes compensation information from ten competitive computer resellers (the "Competitive Group"; all of which are publicly traded companies, and six of which are listed in the Company's Peer Index used in the Performance Graph appearing elsewhere in this Proxy Statement). This information, and other market and competitive information collected by the Company's Human Resources department, is used as the basis for comparing the compensation of the Company's executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar business as the Company.

Components

     The Company's executive compensation program includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an executive bonus and stock options.

     Base Salary

     The Committee believes that the Company pays base salaries to its executive officers that are set conservatively, and below the median, compared with executive officers employed at competing companies. The Committee, among other things, reviews and approves the annual salaries of the Company's CEO and Executive Vice President(s). The CEO and the Chairperson of the Committee have been delegated by the Board the collective authority to set the annual base salaries of the remaining, less senior executive officer positions. Additionally, all full-time executive officers are eligible to participate in the Company's broad-based employee benefit plans.

     Executive Bonus Plan

     The Committee believes that a significant portion of each executive officer's total compensation should be "at risk" in the form of incentive compensation. Accordingly, under an annual Executive Bonus Plan developed and implemented under the Committee's supervision, the Company pays cash bonuses to all its eligible executive officers according to a formula that varies, according to position, on two factors: (a) certain Company financial goals (net income and gross margin); and (b) certain individual goals. Individual bonuses are calculated as a percentage of base salary and range from 35% to 40% in the case of officers generally, other than the CEO. In 1999, bonuses were earned by executive officers based on application of the Executive Bonus Plan's formula. The CEO additionally employs the occasional use of "spot" bonuses in recognition of extraordinary performance.

     Stock Options

     Options to purchase Common Stock are a key component of the Company's executive compensation program. The Committee views the grant of stock options as a valuable incentive that serves to align the interests of executive officers with the Company's goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the Company's CEO with regard to the grant of stock options to executive officers (other than to himself). In determining the size and other terms of an option grant to an executive officer, the Committee considers a number of factors, including such officer's position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

     During 1999, option grants were made to two executive officers in connection with each person's acceptance of an executive officer-level position with the Company, and to all current executive officers as a performance incentive.

Chief Executive Officer Compensation

     In evaluating the CEO's compensation, the Committee reviewed the compensation for similar positions at each of the companies in the Competitive Group. In addition, the Committee selected for review 48 of the companies (based on primary business focus, size and location) participating in the Radford Associates 1998 Executive Compensation Report for the position of Corporate CEO/President. The Committee studied the base salary, annual bonuses, stock options and grants, and other long-term compensation of the chief executive officers in each of the companies, and recommended Mr. Young's salary to the Board by targeting the 50th percentile of base and target bonus based upon the Committee's research. Mr. Young's current compensation plan is intended to provide significant incentives to him to increase the Company's value (as reflected in its stock price) to the benefit of all Company stockholders, while the focus of his annual bonus is on achieving short-term financial goals.

     Mr. Young's compensation, as set forth in the 1998 Employment Agreement (see "Employment Agreements and Termination of Employment and Change of Control Arrangements" above), was unanimously approved by the Board. Mr. Young has been the Company's CEO, as well as a member of its Board, since December 18, 1995.

Other Matters

     Mr. Young from time to time consulted with, and made recommendations to, the Committee with respect to the compensation of the Company's executive officers other than himself. Other than as delegated by the Board (as set forth above), Mr. Young did not participate in decisions relating to executive officer compensation, including his own, and did not participate on matters relating to the administration of the Company's stock option plans.

     Under Section 162(m) of the Code, a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. The 1996 Stock Option Plan is designed so that amounts realized on the exercise of options granted thereunder may qualify as "performance-based compensation" that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate. In particular, based upon the Company's current compensation plans and policies and the final regulations under Section 162(m), it is possible that the compensation to be paid to Mr. Young (primarily due to the stock option component of his compensation arrangement) for 2000 may exceed the $1 million limitation per officer.

                                                COMPENSATION COMMITTEE

                                                Gerald W. Ebker
                                                James J. Leto (Chairperson)
                                                John M. Toups

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts
        .
                                PERFORMANCE GRAPH

     The following graph compares the annual percentage change in the cumulative total return on Common Stock with the cumulative total return of the Nasdaq Composite Index and a Peer Index of companies with the same four-digit standard industrial classification (SIC) code as the Company (SIC Code 5045 -- Computers and Peripheral Equipment and Software)(1) for the period commencing December 31, 1994 and ending December 31, 1999. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

-------------------------------------------------------------------------------------
                     Dec. 31,    Dec. 31,  Dec. 31,   Dec. 31,   Dec. 31,    Dec. 31,
                      1994        1995       1996       1997       1998       1999
-------------------------------------------------------------------------------------
Nasdaq Index ....     100        129.71     161.18     197.16     278.08     490.46
-------------------------------------------------------------------------------------
Peer Index ......     100        130.01     175.26     153.95     144.59     148.74
-------------------------------------------------------------------------------------
GTSI ............     100         40.70      52.31      53.49      42.15      25.58
-------------------------------------------------------------------------------------

                [LINEAR CHART PLOTTED FROM DATA IN TABLE ABOVE]

(1) The 36 companies listed in SIC Code 5045 are: Actrade Internet LTD; Allstar Systems, Inc.; Alphanet Solutions, Inc.; Atec Group, Inc.; CDW Computer Centers, Inc.; CHS Electronics, Inc.; CompuCom Systems, Inc.; Continental Info. Sys.; En Pointe Technologies.; European Micro Holdings; Government Technology Services, Inc.; Heartland Technology, Inc.; IFS Intl., Inc.; Ikon Office Solutions; Ingram Micro, Inc ; Latitude communications; Mechanical Dynamics, Inc.; Merisel, Inc.; Miami Computer Supply Corp.; Michael Foods, Inc.; MicroAge, Inc.; Micros-to-Mainframes, Inc.; PC Services Source, Inc.; PCC Group, Inc.; Peerless Systems Corp.; Programmers Paradise, Inc.; Safeguard Scientific, Inc.; Sand Technology Systems International; Scansource, Inc.; SED Intl. Holdings, Inc.; Software Spectrum, Inc.; Syscomm Intl. Corp.; Tech Data Corporation; Tekgraf Inc., Cl. A.; and V-One Corp.; Venturian Corp..

Since last year's proxy statement, Applied Cellular Tech.; Bristol Tech. Sys.; Capital Associates, Inc.; Celebrity Systems, Inc.; Cumetrix Data Systems Corp.; Egghead.com, Inc; Enstar, Inc.; Global Intellicom, Inc.; Internet Commerce Cl. A.; Liuski International, Inc.; Omni U.S.A., Inc.; Orcad, Inc.; were deleted from SIC Code 5045, and Actrade Internet LTD; and Venturian Corp.; were added to SIC Code 5045.

                             INDEPENDENT ACCOUNTANTS

     The Company's independent accountants for the most recent fiscal year is Arthur Andersen LLP. The Board has not yet selected the independent accountants for the fiscal year ended December 31, 2000. A representative of Arthur Andersen is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

                                  ANNUAL REPORT

     A copy of the Company's 1999 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151-1010, Attention: Investor Relations.

                                  OTHER MATTERS

     The Company currently knows of no matters to be submitted at the Meeting other than those described herein. If any other matters properly come before the Meeting, the proxies will vote the Common Stock they represent as they deem advisable.

                                         By Order of the Board of Directors

                                         Judith B. Kassel
                                         Corporate Secretary

Chantilly, Virginia
April 10, 2000

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      GOVERNMENT TECHNOLOGY SERVICES, INC.

     Government Technology Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST: The Certificate of Incorporation is duly amended by deleting therefrom the current Article FIRST, in its entirety, and inserting in substitution thereof a new Article FIRST, as follows:

     FIRST: The name of the Corporation is GTSI Corp.

     SECOND: The Certificate of Incorporation is duly amended by deleting therefrom the current Article EIGHTH, in its entirety, and inserting in substitution thereof a new Article EIGHTH, as follows:

     EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A. (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors shall consist of not fewer than two directors nor more than twelve directors. The number of directors which shall constitute the whole Board of Directors shall be fixed, from time to time, exclusively by one or more resolutions adopted by at least two-thirds of the total number of authorized directors of the Corporation (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors).

               (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class 1, Class 2 and Class 3, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first meeting of stockholders following January 1, 2001, the term of office of the Class 1 directors shall expire and Class 1 directors shall be elected for a full term of three years. At the second meeting of stockholders following January 1, 2001, the term of office of the Class 2 directors shall expire and Class 2 directors shall be elected for a full term of three years. At the third meeting of stockholders following January 1, 2001, the term of office of the Class 3 directors shall expire and Class 3 directors shall be elected for a full term of three years. At each succeeding meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such meeting.

               Notwithstanding the foregoing provisions of this Article EIGHTH, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. When the number of directors is changed, as provided above, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that the number in each class shall be nearly or equal in number as possible, and provided further, that no decrease in the number of directors shall shorten the term of any incumbent director.

               (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time, but only for cause by the affirmative vote of the holders of two-thirds of the voting power of all of the then outstanding voting stock of the Corporation entitled to vote at an election of directors (the "Voting Stock"), at a special meeting of the stockholders called for such a purpose. For purposes of this Section A.(3), "cause" shall mean (i) conduct as a director of the Corporation or any subsidiary thereof involving willful material misconduct, breach of material fiduciary duty involving personal profit, or gross negligence as to material duties or (ii) conduct, whether or not as a director of the Corporation or any subsidiary thereof, involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law.

               (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

          B. (1) The Corporation's Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of a majority of all voting power of all of the then outstanding Voting Stock. The Board of Directors shall also have the power to adopt, amend or repeal the Corporation's Bylaws.

               (2) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

               (3) No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

               (4) Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, only by (i) the Chairman of the Board of Directors, (ii) the President or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and will be held at such place, on such date, and at such time as the Board of Directors shall fix.

               (5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Corporation's Bylaws.

     THIRD: The Certificate of Incorporation is duly amended by deleting therefrom the current Article THIRTEENTH, in its entirety, and inserting in substitution thereof a new Article THIRTEENTH, as follows:

     THIRTEENTH: Except as set forth in this Article THIRTEENTH or as otherwise specifically required by law, no alteration, amendment or repeal of any provision of this Certificate of Incorporation shall be made unless such alteration, amendment or repeal has been first proposed by the Corporation's Board of Directors upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose, and thereafter approved by the Corporation's stockholders by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such alteration, amendment or repeal is to the provisions set forth in this Article THIRTEENTH or in Article EIGHTH hereof, such alteration, amendment or repeal must be approved by the affirmative vote of the holders of at least 66-2/3 percent of the then outstanding stock of the Corporation entitled to vote thereon rather than a majority.

     FOURTH: The directors of the Corporation adopted resolutions which set forth the foregoing amendment, declared that this amendment is advisable and directed that this amendment be submitted for action by the Corporation's stockholders.

     FIFTH: The foregoing amendments have been duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Government Technology Services, Inc. has caused this Certificate of Amendment to be executed by its duly authorized Chairman, President and Chief Executive Officer in accordance with Section 103(a)(2) of the General Corporation Law of the State of Delaware.

DATED:  ________ __, 2000    GOVERNMENT TECHNOLOGY SERVICES, INC.


                             By:     ___________________________________
                                        M. Dendy Young, Chairman, President and
                                    Chief Executive Officer

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      GOVERNMENT TECHNOLOGY SERVICES, INC.
                       2000 Annual Meeting of Stockholders

     The undersigned stockholder of Government Technology Services, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Company's Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2000, and Annual Report on Form 10-K for the year ended December 31, 1999, and hereby appoints M. Dendy Young and Judith B. Kassel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Company's Stockholders to be held at 9:00 a.m., local time, on May 16, 2000, at the Company's headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all common stock of the Company to which the undersigned would be entitled, if then and there personally present, on the matters set forth below and as more particularly described in the Company's above-mentioned Proxy Statement:

1. Approval of the Amendment to the Certificate of Incorporation to Change the Company's Name to GTSI Corp.

                       For |_|   Against |_|   Abstain |_|

2. Approval of the Amendments to the Certificate of Incorporation to Provide for a Classified Board of Directors and to Change Certain Stockholder Rights.

                       For |_|   Against |_|   Abstain |_|

3.   Election of Directors.

For All Nominees Listed Below (except as marked to the contrary below)

Withhold Authority to Vote For All Nominees Listed

If proposal 2 above is approved, directors shall be divided into three classes to serve terms of one year (Class 1), two years (Class 2) and three years (Class
3). If proposal 2 above is not approved, each director shall serve a term of one year.

(Instruction: To withhold the authority to vote for any individual nominee, mark the box next to that nominee's name below.)

Name of Nominee:

Lee Johnson (Class 2)  ____         Steven Kelman, Ph.D. (Class 3) ____
James J. Leto (Class 2) ____        Lawrence J. Schoenberg (Class 1) ____
John M. Toups (Class 3) ____        M. Dendy Young (Class 1) ____

4. Approval of Amendments to Employee Stock Purchase Plan to Increase Term Until November 01, 2011 and to Increase the Number of Shares Available for Issuance by 500,000.

                       For |_|   Against |_|   Abstain |_|

5.   Other Business.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 ABOVE AND FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 3 ABOVE AS DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated:  _____________, 2000


-------------------------
Signature

-------------------------
Signature

This Proxy should be marked, dated and signed by each stockholder exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both parties should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                                        2